                                                                     EXHIBIT 4.5

After recording return to:
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attn: Mark C. Anderson

                              AMENDED AND RESTATED
                            MORTGAGE, DEED OF TRUST,
                   SECURITY AGREEMENT, FINANCING STATEMENT AND
                            ASSIGNMENT OF PRODUCTION
                                      FROM
                       QUEST CHEROKEE, LLC, AS MORTGAGOR,
                 TO UBS AG, STAMFORD BRANCH, AS COLLATERAL AGENT
                       FOR SECURED PARTIES, AS MORTGAGEE,
                               DATED JULY __, 2004

THIS MORTGAGE IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING MINERALS, AS-EXTRACTED COLLATERAL AND THE LIKE (INCLUDING OIL AND GAS), ACCOUNTS RESULTING FROM THE SALE OF MINERALS, AS-EXTRACTED COLLATERAL AND THE LIKE (INCLUDING OIL AND GAS), AND GOODS WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL/IMMOVABLE PROPERTY HEREIN DESCRIBED. THE OIL AND GAS INTERESTS OR ACCOUNTS INCLUDED IN THE MORTGAGED PROPERTY WILL BE FINANCED AT THE WELLHEADS LOCATED ON THE REAL/IMMOVABLE PROPERTY DESCRIBED IN EXHIBIT A ATTACHED HERETO. THIS MORTGAGE IS TO BE RECORDED IN THE REAL ESTATE OR COMPARABLE RECORDS OF THE COUNTY OR PARISH RECORDER OF EACH COUNTY OR PARISH IN EACH STATE IN WHICH IS SITUATED ANY OF THE COLLATERAL COVERED HEREBY. THE REAL/IMMOVABLE PROPERTY SUBJECT HERETO IS DESCRIBED IN EXHIBIT A ATTACHED HERETO.

THIS MORTGAGE CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS.

MORTGAGOR OWNS A RECORD INTEREST IN THE MORTGAGED PROPERTY.

A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. A POWER OF SALE, WHERE PERMITTED BY LAW, MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS MORTGAGE.

EMPLOYER IDENTIFICATION NUMBER OF MORTGAGOR:                           200470965

ORGANIZATIONAL IDENTIFICATION NUMBER OF MORTGAGOR:                       3739332

EMPLOYER IDENTIFICATION NUMBER OF MORTGAGEE:                           980186363

                                TABLE OF CONTENTS

                                                                                      Page No.
                                                                                      --------
ARTICLE 1 DEFINITIONS..............................................................          2
   Section 1.1     Certain Defined Terms...........................................          2
   Section 1.2     Other Terms.....................................................         10

ARTICLE 2 GRANTING CLAUSE; MORTGAGED PROPERTY......................................         10

ARTICLE 3 SECURED INDEBTEDNESS.....................................................         12

ARTICLE 4 COVENANTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF MORTGAGOR.......         12
   Section 4.1     Payment of Indebtedness.........................................         12
   Section 4.2     Warranties......................................................         13
   Section 4.3     Further Assurances..............................................         13
   Section 4.4     Taxes...........................................................         13
   Section 4.5     Operation of the Mortgaged Property.............................         13
   Section 4.6     Recording.......................................................         14
   Section 4.7     Records, Statements and Reports.................................         14
   Section 4.8     No Government Approvals.........................................         15
   Section 4.9     Right of Entry..................................................         15
   Section 4.10    Reaffirmation...................................................         15

ARTICLE 5 ADDITIONS TO MORTGAGED PROPERTY..........................................         15

ARTICLE 6 ENFORCEMENT OF THE SECURITY..............................................         15
   Section 6.1     General Remedies................................................         15
   Section 6.2     Foreclosure by Judicial Proceedings.............................         20
   Section 6.3     Receipt to Purchaser............................................         20
   Section 6.4     Effect of Sale..................................................         20
   Section 6.5     Application of Proceeds.........................................         21
   Section 6.6     Mortgagor's Waiver of Appraisement, Marshaling, etc. Rights.....         21
   Section 6.7     Mineral Leasing Act.............................................         21
   Section 6.8     Costs and Expenses..............................................         21
   Section 6.9     Operation of the Mortgaged Property by Mortgagee................         22
   Section 6.10    Additional Waivers..............................................         22

ARTICLE 7 MISCELLANEOUS............................................................         23
   Section 7.1     Advances by Mortgagee...........................................         23
   Section 7.2     Defense of Claims...............................................         23
   Section 7.3     Defeasance......................................................         23
   Section 7.4     Renewals, Amendments and Other Security.........................         23
   Section 7.5     Instrument and Assignment, etc..................................         24
   Section 7.6     Limitation on Interest..........................................         24
   Section 7.7     Unenforceable or Inapplicable Provisions........................         24
   Section 7.8     Rights Cumulative...............................................         25
   Section 7.9     Waiver by Mortgagee.............................................         25
   Section 7.10    Successors and Assigns..........................................         25

   Section 7.11    Article and Section Headings....................................         25
   Section 7.12    Counterparts....................................................         25
   Section 7.13    Special Filing as Financing Statements..........................         25
   Section 7.14    Notices.........................................................         26
   Section 7.15    GOVERNING LAW...................................................         26
   Section 7.16    Future Advances; Maximum Secured Amount.........................         26
   Section 7.17    Recording.......................................................         27
   Section 7.18    No Paraphed Notes...............................................         27
   Section 7.19    Renewal and Extension...........................................         27

ARTICLE 8 ASSIGNMENT OF PRODUCTION.................................................         27
   Section 8.1     Assignment......................................................         27
   Section 8.2     Power of Attorney...............................................         28

                              LIST OF DEFINED TERMS

                                                                                      Page No.
                                                                                      --------
Accounts and Contract Rights.......................................................          2
Act................................................................................         19
Article............................................................................          3
Assignment.........................................................................          2
Bank One...........................................................................          1
Bluestem...........................................................................          3
Cherokee Partners..................................................................          3
Code...............................................................................          3
Collateral Agent...................................................................          3
Commitments........................................................................          3
Contested Collateral Lien Conditions...............................................          3
Credit Agreement...................................................................       2, 3
Effective Date.....................................................................          3
Equity Interest....................................................................          3
Event of Default...................................................................          4
Exhibit A..........................................................................          4
Existing Credit Agreements.........................................................          1
Existing Lender....................................................................          1
Existing Lenders...................................................................          1
Existing Loan Papers...............................................................          1
Existing Loans.....................................................................          1
Existing Mortgage..................................................................          1
Existing Mortgagee.................................................................          1
Existing Obligations...............................................................          1
Future Advances....................................................................         27
GAAP...............................................................................          4
Gas Balancing Agreement............................................................          4
Guarantees.........................................................................          4
Guarantors.........................................................................          4
Hydrocarbons.......................................................................          4
Lands..............................................................................          4
LC Facility Commitment.............................................................          4
Lenders............................................................................          5
Lien...............................................................................          5
Loan Documents.....................................................................          5
Loans..............................................................................          5
Material Adverse Effect............................................................          5
Mortgage...........................................................................          1
Mortgaged Property.................................................................      1, 12
Mortgagee..........................................................................          1
Mortgagor..........................................................................          1
Net Revenue Interest...............................................................          5
Notes..............................................................................          5

Obligations........................................................................          5
Oil and Gas Leases.................................................................          6
Operating Equipment................................................................          6
parent.............................................................................          9
Permitted Encumbrances.............................................................          6
person.............................................................................          8
Personal Property..................................................................          8
Proved Mineral Interests...........................................................          8
Proved Nonproducing Mineral Interests..............................................          8
Proved Producing Mineral Interests.................................................          8
Proved Undeveloped Mineral Interests...............................................          8
Reimbursement Obligations..........................................................          9
Revolving Commitment...............................................................          9
Revolving Lender...................................................................          9
Revolving Loan.....................................................................          9
Section............................................................................          9
Secured Indebtedness...............................................................         13
Secured Parties....................................................................          9
Subject Interests..................................................................         11
Subsidiary.........................................................................          9
Subsidiary Guarantor...............................................................         10
Swingline Commitment...............................................................         10
Swingline Lender...................................................................         10
Term B Commitment..................................................................         10
Term B Lender......................................................................         10
Term B Loan........................................................................         10
Well Data..........................................................................         10

                              AMENDED AND RESTATED
                            MORTGAGE, DEED OF TRUST,
                     SECURITY AGREEMENT, FINANCING STATEMENT
                          AND ASSIGNMENT OF PRODUCTION

      THIS AMENDED AND RESTATED MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT, FINANCING STATEMENT AND ASSIGNMENT OF PRODUCTION (this "MORTGAGE") is from QUEST CHEROKEE, LLC, a Delaware limited liability company, as Mortgagor ("MORTGAGOR"), to UBS AG, STAMFORD BRANCH, as Collateral Agent ("COLLATERAL AGENT") for Secured Parties (as hereinafter defined). In its capacity as Collateral Agent for Secured Parties, UBS AG, STAMFORD BRANCH is hereinafter referred to as "MORTGAGEE." The addresses of Mortgagor and Mortgagee are set forth in Section
7.14 hereof.

                                R E C I T A L S:

      WHEREAS, Mortgagor, Bank One, NA, a national banking association having its principal office in Chicago, Illinois ("BANK ONE"), as Administrative Agent, and the financial institutions party thereto (collectively, the "EXISTING LENDERS", and each individually, an "EXISTING LENDER") entered into to (a) that certain Revolving Credit Agreement dated as of December 22, 2003, and (b) that certain Senior Term Second Lien Secured Credit Agreement dated as of December 22, 2003 (collectively, as each may have been amended, modified or restated from time to time, the "EXISTING CREDIT AGREEMENTS"), pursuant to which the Existing Lenders made the Revolving Loan and the Term Loan (as each such term is defined in the Existing Credit Agreements, respectively, and such Revolving Loan and Term Loan are collectively referred to herein as the "EXISTING LOANS") to Mortgagor, as borrower; and

      WHEREAS, as security for the payment and the performance of the obligations and indebtedness (collectively, the "EXISTING OBLIGATIONS") of Mortgagor under the Existing Credit Agreements and the other Loan Papers (as respectively defined in each Existing Credit Agreement, and as referred to herein, the "EXISTING LOAN PAPERS"), Mortgagor executed and delivered to Existing Mortgagee (defined below), that certain Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production, counterparts of which were filed and/or recorded in the various counties in Kansas and Oklahoma as more particularly described in Schedule 1 hereto (the "EXISTING MORTGAGE") in favor of Bank One (in its capacity as Collateral Agent under the Existing Credit Agreements; hereinafter referred to in such capacity as "EXISTING MORTGAGEE"); and

      WHEREAS, to the extent provided in the Existing Mortgage, the Existing Mortgage attaches to and creates first and prior liens in and to the Mortgaged Property therein defined and described (and referred to herein as the "MORTGAGED PROPERTY"); and

      WHEREAS, Mortgagor, Existing Mortgagee and Mortgagee entered into that certain Assignment of and Amendment to Mortgage dated as of the date hereof (the "ASSIGNMENT"), counterparts of which shall be filed and/or recorded in the various counties listed on Schedule 1 hereto, pursuant to which (a) Existing Mortgagee assigned of record to Mortgagee all of Existing Mortgagee's right, title and interest in, to and under the mortgages, deeds of trust, security agreements, financing statements and assignments of production executed in connection with the

Existing Credit Agreements, including, without limitation, the Existing Mortgage, and (b) Bank One, in its individual capacity as an Existing Lender, and all of the Existing Lenders assigned all of their respective rights and obligations under the Existing Credit Agreements and Existing Loan Papers to Mortgagee, in its individual capacity as a Lender and Secured Party under the Credit Agreement (defined below), and certain of the other Secured Parties under the Credit Agreement.

      WHEREAS, as a result of giving effect to the Assignment, Mortgagee will succeed to all right, title and interest of Existing Mortgagee under the Existing Mortgage as described in the Assignment; and

      WHEREAS, contemporaneously with the execution and delivery hereof, Mortgagor, as borrower, the Guarantors, the Lenders (each as defined herein), UBS Securities LLC, as lead arranger, documentation agent and syndication agent, UBS Loan Finance LLC, as swingline lender, and UBS AG, Stamford Branch, as issuing bank, LC Facility issuing bank, administrative agent for the Lenders, collateral agent for the Secured Parties and Mortgagee, will each enter into that certain Credit Agreement (the "CREDIT AGREEMENT") dated as of the date hereof; and

      NOW, THEREFORE, in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by Mortgagee, the receipt and adequacy of which are hereby acknowledged and confessed by Mortgagor, Mortgagor hereby agrees as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      SECTION 1.1 CERTAIN DEFINED TERMS. For all purposes of this Mortgage, unless the context otherwise requires:

      "ACCOUNTS AND CONTRACT RIGHTS" means all accounts (including accounts in the form of joint interest billings under applicable operating agreements), contract rights and general intangibles of Mortgagor now or hereafter existing, or hereafter acquired by, or on behalf of, Mortgagor, or Mortgagor's successors in interest, relating to or arising from the ownership, operation and development of the Mortgaged Property and to the production, processing, treating, sale, purchase, exchange or transportation of Hydrocarbons (defined below) produced or to be produced from or attributable to the Mortgaged Property or any units or pooled interest units in which all or a portion of the Mortgaged Property forms a part, together with all accounts and proceeds accruing to Mortgagor attributable to the sale of Hydrocarbons produced from the Mortgaged Property or any units or pooled interest units in which all or a portion of the Mortgaged Property forms a part.

      "ARTICLE" means and refer to an Article of this Mortgage, unless specifically indicated otherwise.

      "BLUESTEM" means Bluestem Pipeline, LLC, a Delaware limited liability company.

      "CHEROKEE PARTNERS" means Cherokee Energy Partners LLC, a Delaware limited liability company.

      "CODE" means the Uniform Commercial Code in effect in each of the jurisdictions where the Mortgaged Property or a portion thereof is situated.

      "COLLATERAL AGENT" means Mortgagee in its capacity as Collateral Agent under the Credit Agreement.

      "COMMITMENTS" has the meaning ascribed to such term in the Credit
Agreement.

      "CONTESTED COLLATERAL LIEN CONDITIONS" means, with respect to any Permitted Encumbrance of the type described in clauses (a), (b), (d) and (h) of the definition of Permitted Encumbrances, the following conditions:

            (a) Mortgagor shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

            (b) at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent's reasonable estimate of all interest and penalties related thereto; and

            (c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents (as defined in the Credit Agreement), except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

      "CREDIT AGREEMENT" has the meaning ascribed to such term in the Recitals, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

      "EFFECTIVE DATE" means July __, 2004.

      "EQUITY INTEREST" means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.

      "EVENT OF DEFAULT" means any Event of Default under and as defined in the Credit Agreement.

      "EXHIBIT A" means, unless specifically indicated otherwise, Exhibit A attached hereto and incorporated herein by reference for all purposes.

      "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

      "GAS BALANCING AGREEMENT" means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any Hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

      "GUARANTEES" means the guarantees issued pursuant to Article VII of the Credit Agreement by the Subsidiary Guarantors.

      "GUARANTORS" shall mean the Subsidiary Guarantors.

      "HYDROCARBONS" means oil, gas, coalbed methane gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, as-extracted collateral and all other liquid or gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and any and all other minerals, ores, or substances of value and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

      "LANDS" means the lands described in Exhibit A and shall include any lands, the description of which is contained in Exhibit A or incorporated in Exhibit A by reference to another instrument or document, including, without limitation, all lands described in the Oil and Gas Leases listed on Exhibit A hereto, and shall also include any lands now or hereafter unitized, pooled, spaced or otherwise combined, whether by statute, order, agreement, declaration or otherwise, with lands the description of which is contained in Exhibit A or is incorporated in Exhibit A by reference.

      "LC FACILITY COMMITMENT" means, with respect to each LC Facility Lender, the commitment, if any, of such LC Facility Lender to make LC Facility Deposits under the Credit Agreement up to the amount set forth on Schedule 2.01 attached to the Credit Agreement or in the Assignment and Assumption pursuant to which such LC Facility Lender assumed its LC Facility Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 of the Credit Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 the Credit Agreement. The aggregate amount of the Lenders' LC Facility Commitments on the Closing Date is $15.0 million.

      "LENDERS" means (a) the financial institutions that have become a party to the Credit Agreement pursuant to a Lender Addendum and (b) any financial institution that has become a party to the Credit Agreement pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party to the Credit Agreement pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term "Lenders" shall include the Swingline Lenders and the LC Facility Lenders.

      "LIEN" means any mortgage, deed of trust, collateral assignment, lien, pledge, charge, security interest or other encumbrance.

      "LOANS" means, as the context may require, a Revolving Loan, a Term B Loan or a Swingline Loan.

      "LOAN DOCUMENTS" means, this Mortgage, the Credit Agreement, the Letters of Credit, the Notes (if any), the Security Documents, each Hedging Obligation relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Obligation was entered into and, solely for purposes of Section 8.01(a), the Fee Letter.

      "LOAN PARTIES" means Mortgagor and the Subsidiary Guarantors.

      "MATERIAL ADVERSE EFFECT" means an event that has or causes, or could reasonably be expected to have or cause, (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, or material agreements of Mortgagor and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Loan Parties to fully and timely perform any of their obligations under any Loan Document; (c) a material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

      "MORTGAGED PROPERTY" shall have the meaning stated in Article 2 of this Mortgage.

      "NET REVENUE INTEREST" means Mortgagor's share of all Hydrocarbons produced from the Lands, after deducting the appropriate proportionate part of all lessors' royalties, overriding royalties, production payments and other payments out of or measured by production which burden Mortgagor's share of all such production, subject to non-consent provisions contained in joint operating agreements.

      "NOTES" means any notes evidencing the Term B Loans, Revolving Loans or Swingline Loans issued pursuant to the Credit Agreement.

      "OBLIGATIONS" means (a) obligations of Mortgagor and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Mortgagor and the other Loan Parties under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Mortgagor and the other Loan Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Mortgagor and the other Loan Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all obligations of Mortgagor and the other Loan Parties under each Hedging Agreement relating to the Loans entered into with any counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.

      "OIL AND GAS LEASES" means oil, gas and mineral leases, oil and gas leases, oil leases, gas leases, other mineral leases, subleases, top leases, any rights resulting in an ownership interest in Hydrocarbons and all operating rights relating to any of the foregoing (whether operated by virtue of such leases, or assignments or applicable operating agreements), and all other interests pertaining to any of the foregoing, including, without limitation, all royalty and overriding royalty interests, production payments and net profit interests, mineral fee interests, and all reversionary, remainder, carried and contingent interests relating to any of the foregoing and all other rights therein which are described and/or to which reference may be made on Exhibit A.

      "OPERATING EQUIPMENT" means all Personal Property and fixtures affixed or situated upon all or any part of the Mortgaged Property, including, without limitation, all surface or subsurface machinery, equipment, facilities or other property of whatsoever kind or nature now or hereafter located on any of the Lands which are useful for the production, treatment, storage or transportation of oil or gas, including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, casing, tubing, rods, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, tanks, gas systems (for gathering, treating and compression), water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, telegraph, telephone and other communication systems, roads, loading racks and shipping facilities.

      "PERMITTED ENCUMBRANCES" means, with respect to the Mortgaged Property:

            (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, or (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (b) Liens in respect of property of any Company imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, and
(i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (c) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, Mineral Interest, or Pipeline in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property, Mineral Interest or Pipeline or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property and for the purposes of this Agreement, a minor defect in title shall include, but not be limited to, easements, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of any Loan Party that are customarily granted in the oil and gas industry; provided, however, that such defects shall not have, individually or in the aggregate, a Material Adverse Effect;

            (d) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

            (e) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company's business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

            (f) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

            (g) Liens granted pursuant to the Security Documents to secure the Obligations; and

            (h) inchoate statutory or operators' Liens securing obligations for labor, services, materials and supplies furnished to Mineral Interests, (i) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions; and

            (i) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report (as defined in the Credit Agreement) including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest.

      "PERSON" means any individual, corporation, partnership, limited liability company, association, trust, other entity or organization, or any court or governmental department, commission, board, bureau, agency, or instrumentality of any nation or of any province, state, commonwealth, nation, territory, possession, county, parish, or municipality, whether now or hereafter constituted or existing.

      "PERSONAL PROPERTY" means that portion of the Mortgaged Property that is personal property.

      "PROVED MINERAL INTERESTS" means, collectively, Proved Producing Mineral Interests, Proved Nonproducing Mineral Interests, and Proved Undeveloped Mineral Interests.

      "PROVED NONPRODUCING MINERAL INTERESTS" means all Subject Interests which constitute proved developed nonproducing reserves.

      "PROVED PRODUCING MINERAL INTERESTS" means all Subject Interests which constitute proved developed producing reserves.

      "PROVED UNDEVELOPED MINERAL INTERESTS" means all Subject Interests which constitute proved undeveloped reserves.

      "REIMBURSEMENT OBLIGATIONS" means Mortgagor's obligations under Section 2.18(e) of the Credit Agreement to reimburse LC Disbursements (as defined in the Credit Agreement).

      "REVOLVING COMMITMENT" means , with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans under the Credit Agreement up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 of the Credit Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 of the Credit Agreement. The aggregate amount of the Lenders' Revolving Commitments on the Effective Date is $20.0 million.

      "REVOLVING LENDER" means a Lender with a Revolving Commitment.

      "REVOLVING LOAN" means a Loan made by the Lenders to Mortgagor pursuant to
Section 2.01(b) of the Credit Agreement.

      "SECTION" means and refer to a section of this Mortgage, unless specifically indicated otherwise.

      "SECURED INDEBTEDNESS" shall have the meaning stated in Article 3 of this Mortgage.

      "SECURED PARTIES" means, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person
(i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 11.03 and
11.09 of the Credit Agreement.

      "SUBJECT INTERESTS" shall have the meaning stated in Article 2 of this Mortgage.

      "SUBSIDIARY" means, with respect to any person (the "PARENT") at any date,
(i) any person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, "Subsidiary" refers to a Subsidiary of Mortgagor.

      "SUBSIDIARY GUARANTOR" means the Subsidiary listed on Schedule 1.01(c) of the Credit Agreement, and each other Subsidiary that becomes a party to the Credit Agreement pursuant to Section 5.11 thereof.

      "SWINGLINE COMMITMENT" shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17 of the Credit Agreement, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17 thereof. The amount of the Swingline Commitment shall initially be $5.0 million, but in no event exceed the Revolving Commitment.

      "SWINGLINE LENDER" means UBS Loan Finance LLC, together with its successors and assigns.

      "TERM B COMMITMENT" means, with respect to each Lender, the commitment, if any, of such Lender to make a Term B Loan under the Credit Agreement on the Effective Date in the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its

Term B Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 of the Credit Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04 of the Credit Agreement. The aggregate amount of the Lenders' Term B Commitments is $120.0 million.

      "TERM B LENDER" means a Lender with a Term B Commitment or an outstanding Term B Loan.

      "TERM B LOAN" means a loan made by the Lenders to Mortgagor pursuant to
Section 2.01(a) of the Credit Agreement.

      "WELL DATA" means all logs, drilling reports, division orders, transfer orders, operating agreements, contracts and other agreements, abstracts, title opinions, files, records, seismic data, memoranda and other information in the possession or control of Mortgagor or to which Mortgagor has access relating to the Lands and/or any wells located thereon.

      SECTION 1.2 OTHER TERMS. Unless otherwise defined or indicated herein, all terms with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement.

                                    ARTICLE 2
                       GRANTING CLAUSE; MORTGAGED PROPERTY

      Mortgagor, for and in consideration of the sum of $10.00 and other good and valuable consideration, in hand paid by Mortgagee, the receipt and adequacy of which are hereby acknowledged and confessed by Mortgagor, and for and in consideration of the debt and purposes hereinafter set forth, to secure the full and complete payment and performance of the Secured Indebtedness and to secure the performance of the covenants, obligations, agreements and undertakings of Mortgagor hereinafter described, has GRANTED, BARGAINED, WARRANTED, MORTGAGED, ASSIGNED, TRANSFERRED and CONVEYED, and by these presents does GRANT, BARGAIN, WARRANT, MORTGAGE, ASSIGN, TRANSFER and CONVEY, unto Mortgagee and Mortgagee's successors in title and assigns, with power of sale (to the extent permitted by applicable law), as herein provided, for the uses and purposes herein set forth, with warranties and covenants of title only to the extent provided herein and in the Credit Agreement, all of Mortgagor's right, title and interest, whether now owned or hereafter acquired, in all of the hereinafter described properties, rights and interests; and, insofar as such properties, rights and interests consist of equipment, general intangibles, accounts, contract rights, inventory, goods, chattel paper, instruments, documents, money, fixtures, as-extracted collateral, proceeds and products of collateral or any other Personal Property of a kind or character defined in or subject to the applicable provisions of the Code, Mortgagor hereby grants to Mortgagee a security interest therein, whether now owned or hereafter acquired, namely:

                  (1) all of those certain Oil and Gas Leases and Lands (all such Oil and Gas Leases and Lands being herein called the "SUBJECT INTERESTS," as hereinafter further defined) which are described in Exhibit A and/or to which reference may be made in Exhibit A and/or which are covered by any of the leases described on Exhibit A, which

      Exhibit A is made a part of this Mortgage for all purposes, and is incorporated herein by reference as fully as if copied at length in the body of this Mortgage at this point;

                  (2) all rights, titles, interests and estates now owned or hereafter acquired by Mortgagor in and to (A) any and all properties now or hereafter pooled or unitized with any of the Subject Interests, and (B) all presently existing or future operating agreements and unitization, communitization and pooling agreements and the units operated thereby to the extent the same relate to all or any part of the Subject Interests, including, without limitation, all units formed under or pursuant to any applicable laws (the rights, titles, interests and estates described in this clause (B) also being included within the term "Subject Interests" as used herein);

                  (3) all presently existing and future agreements entered into between Mortgagor and any third party that provide for the acquisition by Mortgagor of any interest in any of the properties or interests specifically described in Exhibit A or which relate to any of the properties and interests specifically described in Exhibit A;

                  (4) the Hydrocarbons (including inventory) which are in, under, upon, produced or to be produced from or attributable to the Lands from and after the Effective Date;

                  (5)   the Accounts and Contract Rights;

                  (6)   the Operating Equipment;

                  (7)   the Well Data;

                  (8) the rights and security interests of Mortgagor held by Mortgagor to secure the obligation of the first purchaser to pay the purchase price of the Hydrocarbons;

                  (9) all surface leases, rights-of-way, franchises, easements, servitudes, licenses, privileges, tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, and all other items of value and incident thereto which Mortgagor may, at any time, have or be entitled; and

                  (10) all and any different and additional rights of any nature, of value or convenience in the enjoyment, development, operation or production, in any wise, of any property or interest included in any of the foregoing clauses, and in all revenues, income, rents, issues, profits and other benefits arising therefrom or from any contract now in existence or hereafter entered into pertaining thereto, and in all rights and claims accrued or to accrue for the removal by anyone of Hydrocarbons from, or other act causing damage to, any of such properties or interests.

      All the aforesaid properties, rights and interests, together with any and all substitutions, replacements, corrections or amendments thereto, or renewals, extensions or ratifications thereof, or of any instrument relating thereto, and together with any additions thereto which may be subjected to the Lien of this Mortgage by means of supplements hereto, being hereinafter called the "MORTGAGED PROPERTY".

      Subject, however, to (i) Permitted Encumbrances, and (ii) the condition that Mortgagee shall not be liable in any respect for the performance of any covenant or obligation of Mortgagor with respect to the Mortgaged Property.

      TO HAVE AND TO HOLD the Mortgaged Property unto Mortgagee and its successors, legal representatives and assigns, forever, subject to Section 7.3 hereof, to secure, in each such instance, the payment and performance of the Secured Indebtedness and the Obligations.

                                    ARTICLE 3
                              SECURED INDEBTEDNESS

      This Mortgage is given to secure the Loans and all of the Obligations under and as described in the Credit Agreement, including, without limitation:

            (a) interest on all credit outstanding under the Credit Agreement at the rates provided therein;

            (b) the Obligations, including, without limitation, the indebtedness evidenced by the Notes;

            (c) payment and performance of any and all present and future obligations of Mortgagor according to the terms of any present or future Hedging Agreements, including, without limitation, any present or future swap agreements, cap, floor, collar, exchange transaction, forward agreement or other exchange or protection agreements relating to any such transaction now existing or hereafter entered into between Mortgagor, on the one hand, and Mortgagee or any other Secured Party on the other hand;

            (d) any sums advanced as expenses or costs incurred by, or on behalf of, Mortgagee or any Secured Party (or any receiver appointed hereunder) which are made or incurred pursuant to the terms of this Mortgage or any other Loan Document, plus interest thereon at the rate set forth in Section 2.06 of the Credit Agreement from the date of advance or expenditure until reimbursed; and

            (e) all other and additional debts, obligations and liabilities of every kind and character of Mortgagor now existing or hereafter arising in connection with any of the Loan Documents (all of the obligations and indebtedness referred to in this Article 3, and all renewals, refinancings, extensions and modifications thereof, and all substitutions therefor, in whole or in part, are herein sometimes referred to as the "SECURED INDEBTEDNESS").

                                    ARTICLE 4
                           COVENANTS, REPRESENTATIONS,
                     WARRANTIES AND AGREEMENTS OF MORTGAGOR

      Mortgagor hereby covenants, represents, warrants and agrees that:

      SECTION 4.1 PAYMENT OF INDEBTEDNESS. Mortgagor will duly and punctually pay or cause to be paid when due all of the Secured Indebtedness.

      SECTION 4.2 WARRANTIES.

            (a) Mortgagor, to the extent of the interests specified in Exhibit A, has good and defensible title, subject to Permitted Encumbrances and Immaterial Title Deficiencies (as defined in the Credit Agreement), to each property right or interest constituting the Mortgaged Property, and has a good and legal right to make the grant and conveyance made in this Mortgage;

            (b) with the exception of Immaterial Title Deficiencies, Mortgagor's present Net Revenue Interest in the Mortgaged Property is not less than that specified in Exhibit A and if no interest is specified, includes all its interests however specified in and to the Oil and Gas Leases and Lands described on Exhibit A; and

            (c) the Mortgaged Property is free from all Liens other than Permitted Encumbrances and Immaterial Title Deficiencies. Mortgagor will warrant and forever defend (subject to Immaterial Title Deficiencies and, to the extent the same are of record as of the Effective Date, those Permitted Encumbrances described in clauses (c) and (i) of the definition of "Permitted Encumbrances" set forth above) the Mortgaged Property unto Mortgagee and Mortgagee's successors, legal representatives and assigns against every person whomsoever lawfully claiming the same or any part thereof, and Mortgagor will maintain and preserve the Lien hereby created so long as any of the Secured Indebtedness remains unpaid, except where such failure to comply would not have a Material Adverse Effect.

      SECTION 4.3 FURTHER ASSURANCES. Mortgagor will execute and deliver such other and further instruments and will do such other and further acts as in the reasonable discretion of Mortgagee may be necessary or desirable to carry out more effectively the purposes of this Mortgage, including, without limiting the generality of the foregoing, (a) prompt correction of any material defect which may hereafter be discovered in the title to the Mortgaged Property or in the execution and acknowledgment of this Mortgage, any Notes, or any other document used in connection herewith or at any time delivered to Mortgagee in connection with any Obligations, and (b) if required by Section 8.1 hereof, prompt execution and delivery of all division or transfer orders that in the reasonable discretion of Mortgagee are needed to transfer effectively the assigned proceeds of production from the Mortgaged Property to Mortgagee.

      SECTION 4.4 TAXES. To the extent and in the manner required by the Credit Agreement, and to the extent not prohibited by applicable law, Mortgagor will promptly pay, or cause to be paid, all taxes legally imposed upon this Mortgage or upon the Mortgaged Property or upon the interest of Mortgagee therein, or upon the income, profits, proceeds and other revenues thereof.

      SECTION 4.5 OPERATION OF THE MORTGAGED PROPERTY. So long as the Secured Indebtedness or any part thereof remains unpaid:

            (a) Mortgagor shall maintain and operate the Subject Interests in a good and workmanlike manner and will observe and comply with all of the terms and provisions, express or implied, of all Oil and Gas Leases relating to the Subject Interests so long as such Oil and Gas Leases are capable of producing Hydrocarbons in paying quantities, except where such failure to comply would not have a Material Adverse Effect;

            (b) Mortgagor shall comply with all contracts and agreements applicable to or relating to the Mortgaged Property or the production and sale of Hydrocarbons therefrom, except to the extent a failure to so comply would not have a Material Adverse Effect;

            (c) Mortgagor shall, at all times, maintain, preserve and keep all Operating Equipment used with respect to the Mortgaged Property in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such Operating Equipment shall at all times be properly preserved and maintained, except where such failure to comply would not have a Material Adverse Effect; provided that no item of Operating Equipment need be so repaired, renewed, replaced, added to or improved, if Mortgagor shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the Subject Interests;

            (d) Mortgagor shall cause the Mortgaged Property to be kept free and clear of all Liens other than Permitted Encumbrances and Immaterial Title Deficiencies;

            (e) Mortgagor shall comply with Section 5.04 of the Credit Agreement with respect to maintenance of insurance. All loss payable clauses or provisions in said policy or policies shall be endorsed in favor of and made payable to Mortgagee, as Collateral Agent for the benefit of the Secured Parties. Mortgagee, for the benefit of the Secured Parties, shall have the right to collect, and Mortgagor hereby assigns to Mortgagee for the benefit of the Secured Parties, any and all monies that may become payable under any such policies of insurance by reason of damage, loss or destruction of any of the Mortgaged Property, and Mortgagee may, at its election, either apply for the benefit of the Secured Parties all or any part of the sums so collected toward payment of the Secured Indebtedness, whether or not such Secured Indebtedness, or any portion thereof, is then due and payable, in such manner as Mortgagee may elect, or release same to Mortgagor; and

            (f) Mortgagor shall not sell, lease, transfer, abandon or otherwise dispose of any portion of the Mortgaged Property or any of Mortgagor's rights, titles or interests therein or thereto, except as specifically permitted in the Credit Agreement.

      SECTION 4.6 RECORDING. Mortgagor will promptly and at Mortgagor's sole cost and expense, record, register, deposit and file this Mortgage and every other instrument in addition or supplemental hereto in such offices and places and at such times and as often as may be necessary to preserve, protect and renew the Lien hereof as a perfected Lien on real or personal property, as the case may be, subject only to Permitted Encumbrances and Immaterial Title Deficiencies, and the rights and remedies of Mortgagee, and otherwise will do and perform all matters or things necessary or expedient to be done or observed by reason of any law or regulation of any state or of the United States or of any other competent authority, for the purpose of effectively operating, maintaining and preserving the Lien hereof on the Mortgaged Property.

      SECTION 4.7 RECORDS, STATEMENTS AND REPORTS. Mortgagor will keep proper books of record and account in which complete and correct entries will be made of Mortgagor's transactions in accordance with sound accounting principles consistently applied and will, to the extent required by the Credit Agreement, furnish or cause to be furnished to Mortgagee (a) all reports required under the Loan Documents, and (b) such other information concerning the business and affairs and financial condition of Mortgagor as Mortgagee may from time to time reasonably request.

      SECTION 4.8 NO GOVERNMENT APPROVALS. Mortgagor warrants that no approval or consent of any person is necessary to authorize the execution and delivery of this Mortgage, or any of the other Loan Documents or the Notes, or to authorize the observance or performance by Mortgagor of the covenants herein or therein contained.

      SECTION 4.9 RIGHT OF ENTRY. To the extent required by the Credit Agreement, Mortgagor will permit Mortgagee, or the agents or designated representatives of Mortgagee, to enter upon the Mortgaged Property, and all parts thereof, for the purposes of investigating and inspecting the condition and operation thereof.

      SECTION 4.10 REAFFIRMATION. Mortgagor hereby ratifies, readopts and reaffirms all of Mortgagor's agreements and covenants contained in the Existing Mortgage, including, without limitation, all of its grants, warrants, assignments, mortgages, pledges, transfers and conveyances of the Mortgaged Property contained in the granting clauses of the Existing Mortgage to secure all of the indebtedness described in the Existing Mortgage (as amended hereby), including, without limitation, all of the Obligations.

      The representations and warranties set forth in Article III of the Credit Agreement are incorporated herein by reference as if set forth herein, and each such representation and warranty is true and correct.

                                    ARTICLE 5
                         ADDITIONS TO MORTGAGED PROPERTY

      It is understood and agreed that Mortgagor may periodically subject additional properties to the Lien of this Mortgage. In the event that additional properties are to be subjected to the Lien hereof, the parties hereto agree to execute a supplemental mortgage, satisfactory in form and substance to Mortgagee, together with any security agreement, financing statement or other security instrument required by Mortgagee, all in form and substance satisfactory to Mortgagee and in a sufficient number of executed (and, where necessary or appropriate, acknowledged) counterparts for recording purposes. Upon execution of such supplemental mortgage, all additional properties thereby subjected to the Lien of this Mortgage shall become part of the Mortgaged Property for all purposes.

                                    ARTICLE 6
                           ENFORCEMENT OF THE SECURITY

        SECTION 6.1 GENERAL REMEDIES. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may do any one or more of the following, subject to and in accordance with any applicable provision of the Credit Agreement and to any mandatory requirements or limitations of applicable law then in force:

            (a) exercise all of the rights, remedies, powers and privileges of Mortgagor with respect to the Mortgaged Property or any part thereof, give or withhold all consents required therein which, with respect to the Mortgaged Property or any part thereof, Mortgagor would otherwise be entitled to give or withhold, and perform or attempt to perform any covenants in this Mortgage which Mortgagor is obligated to perform; provided that, no payment or performance by Mortgagee shall constitute a waiver of any Event of Default, and Mortgagee shall be subrogated to all rights and Liens securing the payment of any debt, claim, tax or assessment for the payment of which Mortgagee may make an advance, or which Mortgagee may pay.

            (b) execute and deliver to such person or persons as may be designated by Mortgagee appropriate powers of attorney to act for and on behalf of Mortgagor in all transactions with any federal, state or local agency with respect to any of the Mortgaged Property.

            (c) exercise any and all other rights or remedies granted to Mortgagee pursuant to the provisions of any of the Loan Documents.

            (d) if Mortgagor has failed to keep or perform any covenant whatsoever contained in any Loan Document, Mortgagee may, at its option, perform or attempt to perform such covenant. Any payment made or expense incurred in the performance or attempted performance of any such covenant shall be a part of the Secured Indebtedness, and Mortgagor promises, upon demand, to pay to Mortgagee, at the place where the Notes are payable, or at such other place as Mortgagee may direct by written notice, all sums so advanced or paid by Mortgagee, with interest at the rate set forth in Section 2.06(c) of the Credit Agreement from the date when paid or incurred by Mortgagee or any such Secured Party. No such payment by Mortgagee shall constitute a waiver of any Event of Default.

            (e) Mortgagee shall, if requested by the Secured Parties as provided in the Credit Agreement, without notice, demand, presentment, notice of intent to accelerate or of acceleration, or notice of protest, all of which are hereby expressly waived by Mortgagor, declare the entire unpaid balance of the Secured Indebtedness, or any part thereof, immediately due and payable, and upon such declaration, it shall be immediately due and payable, and the Liens hereof shall then be subject to foreclosure in accordance with applicable law.

            (f) Upon the occurrence of an Event of Default, this Mortgage may be foreclosed as to the Mortgaged Property, or any part thereof, in any manner permitted by applicable law.

      A POWER OF SALE HAS BEEN GRANTED IN THIS MORTGAGE. WHERE PERMITTED BY LAW, A POWER OF SALE MAY ALLOW MORTGAGEE TO TAKE THE MORTGAGED PROPERTY AND SELL IT WITHOUT GOING TO COURT IN A FORECLOSURE ACTION UPON DEFAULT BY MORTGAGOR UNDER THIS MORTGAGE.

      Mortgagee may proceed with foreclosure and sell all or any part of the Mortgaged Property at one or more sales, as an entirety or in parcels, at such place or places and otherwise in such manner and upon such notice as may be required by applicable law, or, in the absence of any such requirement, as Mortgagee may deem appropriate, and to make conveyance to the purchaser or purchasers thereof. Any such sale shall be made to the highest bidder or bidders for cash, at the courthouse door of the county wherein the Mortgaged Property is situated; provided that, if the Mortgaged Property is situated in more than one county, such sale of the Mortgaged Property, or part thereof, may be made in any county wherein any part of the Mortgaged Property is situated. Such sale shall be made at public outcry, on the day of any month, during the hours of such day, and after written notices thereof have been publicly posted in such places and for such time periods and all persons entitled to notice thereof have been sent such notice, all as required by applicable law. If the applicable law in force as of the Effective Date hereof should hereafter be amended to require a different notice of sale applicable to sales of property of the nature of the Mortgaged Property under powers of sale conferred by mortgages or deeds of trust, Mortgagee may, in his or her sole discretion, to the extent permitted by applicable law, give either the notice of sale required by applicable law in effect on the Effective Date or the notice of sale prescribed by the amended law; and nothing herein shall be deemed to require Mortgagee to do, and Mortgagee shall not be required to do, any act other than as required by applicable law in effect at the time of any such sale. After such sale, Mortgagee shall make to the purchaser or purchasers thereunder good and sufficient deeds, assignments or bills of sale in the name of Mortgagor, conveying or transferring the Mortgaged Property, or any part thereof, so sold to the purchaser or purchasers containing such warranties of title as are customarily given, which warranties shall be binding upon Mortgagor.

      Sale of a part of the Mortgaged Property shall not exhaust the power of sale granted hereby, but sales may be made from time to time until the Secured Indebtedness is paid and performed in full. It shall not be necessary to have present or to exhibit at any such sale any of the Personal Property. In addition to the rights and other powers of sale granted under the preceding provisions of this Section 6.1(f), if default is made in the payment of any installment of the Obligations, Mortgagee may, subject to, and in accordance with, the applicable provisions of the Credit Agreement, at its option, at once or at any time thereafter while any matured installment remains unpaid, without declaring the entire Secured Indebtedness to be due and payable, orally or in writing, enforce the Liens created by this Mortgage and sell the Mortgaged Property subject to such matured indebtedness and the Liens securing its payment, in the same manner, on the same terms, at the same place and time and after having given notice in the same manner, all as provided in the preceding provisions of this
Section 6.1(f). After such sale, Mortgagee shall make due conveyance to the purchaser or purchasers. Sales made without maturing the Secured Indebtedness may be made hereunder whenever there is a default in the payment of any installment of the Secured Indebtedness without exhausting the power of sale granted hereby and without affecting in any way the power of sale granted under this Section 6.1(f), the unmatured balance of the Secured Indebtedness (except as to any proceeds of any sale which Mortgagee may apply as prepayment of the Secured Indebtedness), or the Liens securing payment of the Secured Indebtedness. The sale or sales of less than the whole of the Mortgaged Property shall not exhaust the power of sale herein granted, and Mortgagee is specifically empowered to make successive sale or sales under such power until the whole of the Mortgaged Property shall be sold. It is intended by each of the foregoing provisions of this Section 6.1(f) that Mortgagee may sell not only the Subject Interests but also all other items constituting a part of the Mortgaged Property along with the Subject Interests, or any part thereof, all as a unit and as a part of a single sale, or may sell any part of the Mortgaged Property separately from the remainder of the Mortgaged Property. If the proceeds of such sale or sales of less than the whole of such Mortgaged Property shall be less than the aggregate of the Secured Indebtedness and the expense of enforcing the trust created by this Mortgage, the Liens of this Mortgage shall remain in full force and effect as to the unsold portion of the Mortgaged Property just as though no sale or sale of less than the whole of the Mortgaged Property had occurred, but Mortgagee shall have the right, at its sole election, to sell less than the whole of the Mortgaged Property. In the event any questions should be raised as to the regularity or validity of any sale hereunder, Mortgagee shall have the right and is hereby authorized to make resale of said property so as to remove any questions or doubt as to the regularity or validity of the previous sale, and as many resales may be made as may be appropriate. It is agreed that, in any deed or deeds given by Mortgagee, any and all statements of fact or other recitals therein made as to the identity of Mortgagee, or as to the occurrence or existence of any Event of Default, or as to the request to sell, notice of sale, time, place, terms, and manner of sale, and receipt, distribution, and application of the money realized therefrom, or as to the due and proper appointment of a substitute trustee, and, without being limited by the foregoing, as to any other act or thing having been duly done by Mortgagee, shall be taken by any Governmental Authority as prima facie evidence that the said statements or recitals are true and correct and are without further question to be so accepted, and Mortgagor does hereby ratify and confirm any and all acts that Mortgagee may lawfully do in the premises by virtue hereof.

      To the extent any of the Mortgaged Property is located within the State of Oklahoma, upon the occurrence of an Event of Default, Mortgagee may, at its option, and Mortgagor hereby confers on Mortagee for the benefit of the Secured Parties the power to, sell the Mortgaged Property and the interests therein in the manner provided for in the Oklahoma Power of Sale Mortgage Foreclosure Act, OKLA. STAT., tit. 46, ss.ss. 40 et seq., as the same may amended from time to time (the "ACT"), or other applicable law. Such power of sale shall be exercised by giving Mortgagor a notice of intent to foreclose by power of sale and setting forth, among other things, the nature of the breach(es) or default(s) and the action required to effect a cure thereof and the time period within which such cure may be effected all in compliance with and as may be required by the Act or other applicable law. If no cure is effected within the statutory time limits, Mortgagee may accelerate the Secured Indebtedness without further notice (the aforementioned statutory cure period shall run concurrently with any contractual provision for notice and cure period before acceleration of the Secured Indebtedness) and may then proceed in the manner and subject to and as required by the conditions of the Act or other applicable law to serve upon Mortgagor and other necessary parties and publish a notice of sale and to then sell and convey the Mortgaged Property all in accordance with the Act or other applicable law. The sale shall be made as an entirety or in lots, parcels or divisions, upon such notice, at such time and place, in such manner and under such conditions all as provided for in the Act or other applicable law. The proceeds of the sale shall be applied in the manner provided for in the Act or other applicable law and in accordance with the terms of the Credit Agreement. No action of Mortgagee based upon the provisions contained herein or contained in the Act, including, without limitation, the giving of the notice of intent to foreclose by power of sale or service of the notice of sale, shall constitute an election of remedies which would preclude Mortgagee from pursuing judicial foreclosure before or at any time after commencement of the power of sale foreclosure procedure.

            (g) Mortgagee may, in lieu of or in addition to exercising the power of sale provided for in Section 6.1(f) hereof, proceed by suit or suits, at law or in equity, to enforce the payment and performance of the Secured Indebtedness in accordance with the terms hereof, and of the other Loan Documents evidencing it, to foreclose the Liens of this Mortgage as against all or any part of the Mortgaged Property, and to have all or any part of the Mortgaged Property sold under the judgment or decree of a court of competent jurisdiction.

            (h) To the extent permitted by law, upon the acceleration of the Secured Indebtedness under the Credit Agreement, Mortgagee, as a matter of right and without regard to the sufficiency of the Mortgaged Property, and without any showing of insolvency, fraud or mismanagement on the part of Mortgagor, and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, shall be entitled to the appointment of a receiver or receivers of the Mortgaged Property, or any part thereof, and of the income, royalties, revenues, bonuses, production payments, delay rentals, benefits, rents, issues and profits thereof. Mortgagor hereby consents to the appointment of such receiver or receivers and agrees not to oppose any application therefor by Mortgagee.

            (i) Upon the acceleration of the Secured Indebtedness under the Credit Agreement, Mortgagee may (without notification, if permitted by applicable law) enter upon the Mortgaged Property, take possession of the Mortgaged Property, and remove the Personal Property, or any part thereof, with or without judicial process, and, in connection therewith, without any responsibility or liability on the part of Mortgagee, take possession of any property located on or in the Mortgaged Property which is not a part of the Mortgaged Property and hold or store such property at Mortgagor's expense. If necessary to obtain the possession provided for in this Section 6.1(i), Mortgagee may undertake any and all remedies to dispossess Mortgagor, including, specifically, one or more actions for forcible entry and detainer, trespass to try title and restitution.

            (j) Mortgagee may require Mortgagor to assemble any Personal Property and any other items of the Mortgaged Property, or any part thereof, and make it available to Mortgagee at a place to be designated by Mortgagee which is reasonably convenient to Mortgagor and Mortgagee.

            (k) Mortgagee may surrender the insurance policies maintained pursuant to the Credit Agreement, or any part thereof, and receive and apply the unearned premiums as a credit on the Secured Indebtedness, and, in connection therewith, Mortgagor hereby appoints Mortgagee as the agent and attorney-in-fact for Mortgagor (with full powers of substitution) to collect such premiums, which power of attorney shall be deemed to be a power coupled with an interest and therefore irrevocable until the release of the Liens evidenced by this Mortgage.

            (l) Mortgagee may retain the Personal Property and any other items of the Mortgaged Property, or any part thereof, in satisfaction or partial satisfaction of the Secured Indebtedness whenever the circumstances are such that Mortgagee is entitled to do so under the Code.

            (m) Any Secured Party shall have the right to become the purchaser at any sale of the Mortgaged Property held by Mortgagee or by any court, receiver or public officer, and

Mortgagee shall have the right to credit upon the amount of the bid made therefor, the amount payable out of the net proceeds of such sale to any such Secured Party. Recitals contained in any conveyance made to any purchaser at any sale made hereunder shall conclusively establish the truth and accuracy of the matters therein stated, including, without limiting the generality of the foregoing, nonpayment of the unpaid principal sum of, interest accrued on, and fees payable in respect of, the Secured Indebtedness after the same have become due and payable, and advertisement and conduct of such sale in the manner provided herein.

            (n) Mortgagee and any Secured Party may buy any Personal Property and any other items of the Mortgaged Property, or any part thereof, at any private disposition if the Mortgaged Property or the part thereof being disposed of, is a type customarily sold in a recognized market or a type which is the subject of widely distributed standard price quotations.

            (o) Mortgagee shall have and may exercise any and all other rights which Mortgagee may have under the Code, by virtue of the Loan Documents, at law, in equity or otherwise.

      Mortgagee shall have no obligation to do, or refrain from doing, any of the acts, or to make or refrain from making any payment, referred to in this
Section 6.1.

      SECTION 6.2 FORECLOSURE BY JUDICIAL PROCEEDINGS. Upon the occurrence of an Event of Default, Mortgagee may proceed, where permitted by law, by a suit or suits in equity or at law, whether for a foreclosure hereunder, or for the sale of the Mortgaged Property, or for the specific performance of any covenant or agreement herein contained or in aid of the execution of any power herein granted, or for the appointment of a receiver pending any foreclosure hereunder or the sale of the Mortgaged Property, or for the enforcement of any other appropriate legal or equitable remedy.

      SECTION 6.3 RECEIPT TO PURCHASER. Upon any sale by virtue of judicial proceedings, the receipt of the officer making such sale under judicial proceedings shall be sufficient discharge to the purchaser or purchasers at any sale for his or their purchase money, and such purchaser or purchasers, or his or their assigns or personal representatives, shall not, after paying such purchase money and receiving such receipt of such officer therefor, be obligated to see to the application of such purchase money, or be in any way answerable for any loss, misapplication or non-application thereof.

      SECTION 6.4 EFFECT OF SALE. Any sale or sales of the Mortgaged Property or portions thereof where permitted by law shall operate to divest all right, title, interest, claim and demand whatsoever either at law or in equity, of Mortgagor of, in and to the premises and the property sold, and shall be a perpetual bar, both at law and in equity, against Mortgagor, and Mortgagor's successors, legal representatives or assigns, and against any and all persons claiming or who shall thereafter claim all or any of the property sold by, through or under Mortgagor, or Mortgagor's successors, legal representatives and assigns. Nevertheless, Mortgagor, if requested by Mortgagee to do so, shall join in the execution and delivery of all proper conveyances, assignments and transfers of the properties so sold.

      SECTION 6.5 APPLICATION OF PROCEEDS. The proceeds of any sale of or other realization on the Mortgaged Property, or any part thereof, shall be applied in the manner required by Section 2.10 of the Credit Agreement.

      SECTION 6.6 MORTGAGOR'S WAIVER OF APPRAISEMENT, MARSHALING, ETC. RIGHTS. Mortgagor agrees, to the full extent that Mortgagor may lawfully so agree, that Mortgagor will not at any time, insist upon or plead or, in any manner whatsoever, claim the benefit of any stay, extension or redemption law now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage or the absolute sale of the Mortgaged Property or any portion thereof or the possession thereof by any purchaser at any sale made pursuant to any provision hereof, or pursuant to the decree of any court of competent jurisdiction; but Mortgagor, and all who may claim through or under Mortgagor, so far as Mortgagor or those claiming through or under Mortgagor now or hereafter lawfully may, hereby waives the benefit of all such laws. Mortgagor and all who may claim through or under Mortgagor, waives, to the extent that Mortgagor or those claiming through or under Mortgagor may lawfully do so, any and all rights of appraisement and any and all right to have the Mortgaged Property marshaled upon any foreclosure of the Lien hereof, or sold in inverse order of alienation, and agrees that any court having jurisdiction to foreclose such Lien may sell the Mortgaged Property as an entirety. If any law in this
Section 6.6 referred to and now in force, of which Mortgagor or Mortgagor's successor or successors might take advantage despite the provisions hereof, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to constitute any part of the contract herein contained or to preclude the operation or application of the provisions of this Section 6.6. Notwithstanding the provisions of Section 6.1(f) or any other contrary or inconsistent provision of this Mortgage, in any judicial foreclosure action in Oklahoma, appraisement of the Mortgaged Property located in Oklahoma is waived or not waived, at the Mortgagee's election, which election shall be exercised at the time any written judgment is entered by the applicable court or at any time prior thereto.

      SECTION 6.7 MINERAL LEASING ACT. Notwithstanding any other provisions of this Mortgage, any Oil and Gas Leases covered by this Mortgage which are subject to the Mineral Leasing Act of 1920, as amended, and the regulations promulgated thereunder, shall not be sold or otherwise disposed of to any party other than citizens of the United States, or to associations of such citizens or to any corporation organized under the laws of the United States, or any state or territory thereof that are qualified to own or control interests in such Oil and Gas Leases under the provisions of such Mineral Leasing Act and regulations, or to persons who may acquire ownership or interest in such Oil and Gas Leases under the provisions of 30 U.S.C. ss. 184(g), if applicable, as such Mineral Leasing Act or regulations are now or may be from time to time in effect.

      SECTION 6.8 COSTS AND EXPENSES. All reasonable costs, expenses (including attorneys' fees) and payments incurred or made by Mortgagee in protecting and enforcing its rights hereunder, shall constitute a demand obligation owing by Mortgagor to the party incurring such or making such costs, expenses or payments and shall bear interest at a rate per annum equal to the rate set forth in
Section 2.06(c) of the Credit Agreement, all of which shall constitute a portion of the Secured Indebtedness.

      SECTION 6.9 OPERATION OF THE MORTGAGED PROPERTY BY MORTGAGEE. Upon the occurrence of an Event of Default that is continuing and the acceleration of the Secured Indebtedness under the Credit Agreement, and in addition to all other rights herein conferred on Mortgagee, Mortgagee (or any person designated by Mortgagee) shall, to the extent permitted by applicable law, have the right and power, but not the obligation, to enter upon and take possession of any of the Mortgaged Property, and to exclude Mortgagor, and Mortgagor's agents or servants, wholly therefrom, and to hold, use, administer, manage and operate the same to the extent that Mortgagor shall be at the time entitled to do any of such things and in Mortgagor's place and stead. Mortgagee (or any person designated by Mortgagee) may operate the same without any liability or duty to Mortgagor in connection with such operations, except to use ordinary care in the operation of such Mortgaged Property, and Mortgagee or any person designated by Mortgagee shall have the right to collect and receive all Hydrocarbons produced and sold from the Mortgaged Property, the proceeds of which shall be applied to the Obligations in the manner required under the Credit Agreement, to make repairs, purchase machinery and equipment, conduct workover operations, drill additional wells and to exercise every power, right and privilege of Mortgagor with respect to the Mortgaged Property. When and if such expenses of such operation and development (including costs of unsuccessful workover operations or additional wells) have been paid and the Secured Indebtedness paid and performed in full, such Mortgaged Property shall, if there has been no sale or foreclosure thereof, be returned to Mortgagor.

      SECTION 6.10 ADDITIONAL WAIVERS. In order to enforce this Mortgage, Mortgagee shall not be obligated (a) to foreclose any other mortgage or deed of trust covering Mortgaged Property located in another State, seek a deficiency after any such foreclosure, or otherwise enforce Mortgagee's rights in any of the other Mortgaged Property; or (b) to seek an injunction (prohibitive or mandatory), the appointment of a receiver, an order modifying any stay in any federal or state bankruptcy, reorganization or other insolvency proceedings relating to any of the Mortgaged Property or any portion thereof, or any other extraordinary relief. Mortgagor waives, to the fullest extent permitted by law, any defense Mortgagor may have to any liability hereunder based on Mortgagee's failure or refusal to prosecute, or any lack of diligence or delay in prosecuting, any action or proceeding to enforce any other mortgage or deed of trust. If Mortgagee elects to enforce this Mortgage before, or without, enforcing its rights with respect to any Mortgaged Property covered by any other Mortgage, Mortgagor waives, to the fullest extent permitted by law, any right Mortgagor may have, whether statutory or otherwise, to set off the value of any other Mortgaged Property, or any portion thereof, against the Secured Indebtedness. If Mortgagee elects to enforce its mortgages or deeds of trust covering all or any portion of the Mortgaged Property located in other States, or in conjunction with the enforcement of this Mortgage, Mortgagee is authorized to purchase all or any part of such other Mortgaged Property at public or private sale or as otherwise provided by applicable law, and to credit the purchase price against the Secured Indebtedness in such order or manner as Mortgagee determines in its sole discretion and to preserve Mortgagee's rights and Liens under this Mortgage for any portion of the Secured Indebtedness that remains unpaid. Mortgagor waives to the fullest extent permitted by applicable law any right to claim or seek any credit against the Secured Indebtedness in excess of the actual amount bid or received by Mortgagee in connection with the foreclosure of Mortgagee's Liens on any of the Mortgaged Property located in such other States. Mortgagor further agrees that Mortgagee shall not be required
(1) to seek or obtain a deficiency judgment in or pursuant to any action or proceeding to foreclose this Mortgage as a condition of later enforcing any mortgage or deed of trust covering Mortgaged Property located in another State, or (2) to seek or obtain a deficiency judgment in or pursuant to any action or proceeding to foreclose any such other mortgage or deed of trust as a condition of later enforcing this Mortgage. Notwithstanding the foregoing, if Mortgagee in good faith believes that it may be required either to obtain a deficiency judgment to enforce this Mortgage after enforcement of a mortgage or deed of trust covering Mortgaged Property located in another State, or to enforce another mortgage or deed of trust after enforcement of this Mortgage, then Mortgagor agrees that Mortgagee shall be entitled to seek and obtain such a deficiency judgment notwithstanding any contrary or inconsistent provision contained in any Loan Documents.

                                    ARTICLE 7
                                  MISCELLANEOUS

      SECTION 7.1 ADVANCES BY MORTGAGEE. Each and every covenant herein contained shall be performed and kept by Mortgagor solely at Mortgagor's expense. If Mortgagor shall fail to perform or keep any of the covenants of whatsoever kind or nature contained in this Mortgage, Mortgagee or any receiver appointed hereunder, may, but shall not be obligated to, make advances to perform the same on Mortgagor's behalf, and Mortgagor hereby agrees to repay such sums upon demand plus interest at a rate per annum equal to the rate of interest set forth in Section 2.06(c) of the Credit Agreement. No such advance shall be deemed to relieve Mortgagor from any Event of Default hereunder.

      SECTION 7.2 DEFENSE OF CLAIMS. Mortgagor will notify Mortgagee, in writing, promptly of the commencement of any legal proceedings of which Mortgagor has notice affecting or which could adversely effect the Lien hereof or the status of or title to the Mortgaged Property, or any material part thereof, and will take such action, employing attorneys agreeable to Mortgagee, as may be necessary to preserve Mortgagor's or Mortgagee's rights affected thereby; and should Mortgagor fail or refuse to take any such action, Mortgagee may take such action on behalf and in the name of Mortgagor and at Mortgagor's sole cost and expense. Moreover, Mortgagee may take such independent action in connection therewith as it may, in its sole discretion, deem proper without any liability or duty to Mortgagor except to use ordinary care, Mortgagor hereby agreeing that all sums advanced or all expenses incurred in such actions plus interest at a rate per annum equal to the rate of interest set forth in Section 2.06(c) of the Credit Agreement, will, on demand, be reimbursed to Mortgagee or any receiver appointed hereunder.

      SECTION 7.3 DEFEASANCE. If the Secured Indebtedness shall be paid and discharged in full and the Commitments shall have terminated, then, and in that case only, this Mortgage shall be null and void and the interests of Mortgagor in the Mortgaged Property shall become wholly clear of the Lien created hereby, and such Lien shall be released in due course at the cost of Mortgagor. Mortgagee will, at Mortgagor's sole expense, execute and deliver to Mortgagor all releases and other instruments reasonably requested of the Lien created hereunder. Otherwise, this Mortgage shall remain and continue in full force and effect.

      SECTION 7.4 0RENEWALS, AMENDMENTS AND OTHER SECURITY. Renewals, refinancings and extensions of the Secured Indebtedness may be given at any time and amendments may be made to this Mortgage, the Loan Documents and any other agreements relating to any part of the

Secured Indebtedness, and Mortgagee may take or may hold other security for the Secured Indebtedness. Any amendment of this Mortgage shall be by written instrument and need be executed only by the party against whom enforcement of such amendment is asserted. Mortgagee may resort first to such other security or any part thereof or first to the security herein given or any part thereof, or from time to time to either or both, even to the partial or complete abandonment of either security, and such action shall not be a waiver of any rights conferred by this Mortgage, which shall continue as a first Lien upon the Mortgaged Property not expressly released until all Secured Indebtedness secured hereby is fully paid and discharged.

      SECTION 7.5 INSTRUMENT AND ASSIGNMENT, ETC. This Mortgage shall be deemed to be and may be, enforced from time to time as an assignment, chattel mortgage, contract, financing statement, real estate mortgage, pledge or security agreement, and from time to time as any one or more thereof; and to the extent that any particular jurisdiction wherein a portion of the Mortgaged Property is situated does not recognize or permit Mortgagor to grant, bargain, sell, warrant, mortgage, assign, transfer or convey Mortgagor's rights, titles and interests to Mortgagee in the manner herein adopted, then, with respect to the Mortgaged Property located in such jurisdiction, Mortgagor does hereby grant, bargain, sell, warrant, mortgage, assign, transfer and convey unto Mortgagee, the Mortgaged Property to secure the Secured Indebtedness and the Obligations of Mortgagor contained herein.

      SECTION 7.6 LIMITATION ON INTEREST. Regardless of any provision contained in this Mortgage or any of the other Loan Documents, Secured Parties shall never be entitled to receive, collect, or apply, as interest on the Loans, any amount in excess of the Maximum Lawful Rate, and in the event any Secured Party ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loans are paid in full, any remaining excess shall promptly be paid to Mortgagor. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Mortgagor and Secured Parties shall, to the extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of the Notes, so that the interest rate is the Maximum Lawful Rate throughout the entire term of the Notes; provided, however, that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Secured Parties shall refund to Mortgagor the amount of such excess and, in such event, Secured Parties shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

      SECTION 7.7 UNENFORCEABLE OR INAPPLICABLE PROVISIONS. If any provision of this Mortgage or in any of the other Loan Documents is invalid or unenforceable in any jurisdiction, the other provisions hereof or of any of the other Loan Documents shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of Mortgagee in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction. Any reference herein contained to statutes or laws of a state in which no part of the Mortgaged Property is situated shall be deemed inapplicable to, and not used in, the interpretation hereof.

      SECTION 7.8 RIGHTS CUMULATIVE. Each and every right, power and remedy herein given to Mortgagee shall be cumulative and not exclusive; and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and so often and in such order as may be deemed expedient by Mortgagee and the exercise, or the beginning of the exercise, of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time and thereafter, any other right, power or remedy. No delay or omission by Mortgagee in the exercise of any right, power or remedy shall impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.

      SECTION 7.9 WAIVER BY MORTGAGEE. Any and all covenants in this Mortgage may, from time to time, by instrument in writing signed by Mortgagee and, to the extent required under the Credit Agreement, the Secured Parties be waived to such extent and in such manner as Mortgagee may desire, but no such waiver shall ever affect or impair Mortgagee's or any Secured Party rights and remedies or Liens hereunder, except to the extent specifically stated in such written instrument.

      SECTION 7.10 SUCCESSORS AND ASSIGNS. This Mortgage is binding upon Mortgagor, and Mortgagor's heirs, devisees, successors, personal and legal representatives and assigns, and shall inure to the benefit of Mortgagee and its successors, legal representatives and assigns, and the provisions hereof shall likewise be covenants running with the Lands.

      SECTION 7.11 ARTICLE AND SECTION HEADINGS. The article and section headings in this Mortgage are inserted for convenience and shall not be considered a part of this Mortgage or used in its interpretation.

      SECTION 7.12 COUNTERPARTS. This Mortgage may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all of which are identical except that, to facilitate recordation in any particular county or parish, counterpart portions of Exhibit A which describe properties situated in counties or parishes other than the county or parish in which such counterpart is to be recorded may be omitted.

      SECTION 7.13 SPECIAL FILING AS FINANCING STATEMENTS. This Mortgage shall likewise be a security agreement and a financing statement by virtue of Mortgagor, as debtor, granting to Mortgagee, its successors, legal representatives and assigns, as secured party, a security interest in all personal property, as-extracted collateral, fixtures, accounts, contract rights, general intangibles, inventory, goods, chattel paper, instruments, documents and money described or referred to in granting clauses (1) through (10) of Article 2 hereof and all proceeds and products from the sale, lease or other disposition of the Mortgaged Property or any part thereof. The addresses shown in Section
7.14 hereof are the addresses of Mortgagor and Mortgagee and information concerning the security interest may be obtained from Mortgagee at its address. Without in any manner limiting the generality of any of the foregoing provisions hereof: (a) some portion of the goods described or to which reference is made herein are or are to become fixtures on the Lands described or to which reference is made herein; (b) the minerals and the like (including oil and gas) included in the Mortgaged Property and the accounts resulting from the sale thereof will be financed at the wellhead(s) or minehead(s) of the well(s) or mine(s) located on the Lands described or to which reference is made herein; and (c) this Mortgage is to be filed of record, among other places, in the real estate records of each county or parish in which the Lands, or any part thereof, are situated, as a financing statement, but the failure to do so will not otherwise affect the validity or enforceability of this Mortgage. Mortgagor authorizes Mortgagee to file such amendments to this Mortgage, financing statements and amendments thereto, and continuation statements, as Mortgagee deems reasonable or necessary to perfect and maintain the perfection of the Liens granted herein, including such Liens with respect to any additions to the Mortgaged Property as provided in Article 5.

      SECTION 7.14 NOTICES. Whenever this Mortgage requires or permits any consent, approval, notice, request or demand from one party to another, such consent, approval, notice or demand shall, unless otherwise required under applicable law, be given in accordance with the provisions of the Credit Agreement, addressed to the party to be notified at the address stated below (or such other address as may have been designated in accordance with the provisions of the Credit Agreement):

MORTGAGOR - DEBTOR                         MORTGAGEE-SECURED PARTY
Quest Cherokee, LLC                        UBS AG, Stamford Branch
5901 N. Western, Suite 200                 677 Washington Boulevard
Oklahoma City, Oklahoma 73118              Stamford, Connecticut  06901
Attn: Jerry D. Cash                        Attn: Sailoz Sikka

      SECTION 7.15 GOVERNING LAW. THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED NECESSARILY GOVERNS THE VALIDITY, PERFECTION, PRIORITY AND ENFORCEABILITY OF, AND THE EXERCISE OF ANY REMEDIES WITH RESPECT TO, ANY LIEN INTENDED TO BE CREATED HEREBY ON THE MORTGAGED PROPERTY LOCATED IN SUCH STATE.

      SECTION 7.16 FUTURE ADVANCES; MAXIMUM SECURED AMOUNT. This Mortgage covers not only the proceeds of the Loan, but all advances hereafter made by Lenders to or for the benefit of Mortgagor (the "FUTURE ADVANCES"), including, without limitation, any amounts advanced by Lenders in satisfying, on Mortgagor's behalf, any of Mortgagor's Obligations, and any advances made in accordance herewith by Mortgagee or any Secured Party to protect its security, and any other advances by Mortgagee or any Secured Party which shall not, in the aggregate exceed $235,000,000. The maximum amount secured hereby may be advanced and repaid, and again advanced and repaid from time to time, in Secured Parties' sole and absolute discretion, and this Mortgage shall become enforceable upon recording and shall have priority over all other parties whose rights arose after the recording hereof, with respect to all funds advanced by any Secured Party to Mortgagor, regardless of whether such funds were advanced before or after the arising of such other party's rights. Nothing herein shall be interpreted as requiring any Secured Party to make any Future Advances hereunder. THE MAXIMUM AMOUNT SECURED BY THIS MORTGAGE AT ANY ONE TIME SHALL BE $235,000,000.

      SECTION 7.17 RECORDING. Executed original counterparts of this Mortgage are to be filed for record in the records of the jurisdictions wherein the Mortgaged Property is situated, and shall have annexed thereto as Exhibit A, only the portions or divisions containing specific descriptions of the Mortgaged Property relating to the Lands located in such jurisdictions. Whenever a recorded counterpart of this Mortgage contains specific descriptions which are less than all of the descriptions contained in any full counterpart lodged with Mortgagee, the omitted descriptions are hereby included by reference in such recorded counterpart as if each recorded counterpart conformed to any full counterpart lodged with Mortgagee.

      SECTION 7.18 NO PARAPHED NOTES. Mortgagor acknowledges that no promissory note or other instrument has been presented to the undersigned notary public(s) to be paraphed for identification herewith.

      SECTION 7.19 RENEWAL AND EXTENSION. By this Mortgage, the Existing Mortgage is hereby amended and restated in its entirety, and the liens, security interests and assignments created and granted by the Existing Mortgage are hereby renewed, continued, amended, restated and supplemented to the fullest extent legally permitted, and nothing contained herein is intended to impair or extinguish the liens, security interests, assignments, privileges and priorities of the Existing Mortgage, as hereby amended and restated, and such liens, security interests, assignments and privileges are and will remain in full force and effect. The parties hereto expressly recognize and confirm their intent to continue the effectiveness and priority of the liens, security interests, assignments and privileges granted under the Existing Mortgage, as hereby amended and restated, as to all sums now or hereafter owing under the Loan Documents

                                    ARTICLE 8
                            ASSIGNMENT OF PRODUCTION

      SECTION 8.1 ASSIGNMENT. For the purpose of further securing the Secured Indebtedness and the performance of Mortgagor's covenants hereunder, Mortgagor does hereby TRANSFER, ASSIGN, AND CONVEY unto Mortgagee any and all of the interests of Mortgagor in and to the Hydrocarbons that may be produced from, or attributable to, the Mortgaged Property on and after the Effective Date, together with the proceeds of the sale thereof and attributable thereto. This assignment is made upon the following terms and conditions: (a) pipeline companies and others purchasing the oil, gas, minerals and other substances listed above produced and to be produced from said property are hereby authorized and directed to pay directly to Mortgagee the interests of Mortgagor in and to the proceeds of the sale of the oil, gas, minerals and other substances listed above produced, to be produced and attributable to said property, and to continue such payments until they have been furnished with a release hereof executed in writing by Mortgagee, and the receipt of Mortgagee for monies so paid to it shall be a full and complete release, discharge and acquittance to any such pipeline company or other purchaser, to the extent of all amounts so paid, (b) Mortgagee is hereby authorized to receive and collect the proceeds of the sale of the oil, gas, minerals and other substances listed above assigned to it hereunder, and to apply the funds so received first toward the payment of the expenses, if any, incurred in the collection thereof, then in such order as provided in the Credit Agreement toward the payment of the Secured Indebtedness, any balance remaining after the full and final payment of the Secured Indebtedness to be held subject to the order of Mortgagor, (c) Mortgagee shall have the right, at its sole option, at any time, and from time to time, to release to, or on the order of, Mortgagor all or any portion of the funds assigned to Mortgagee hereunder, and no such releases shall affect or impair the Lien of this Mortgage or the validity and effect of the assignment contained in this Article 8, (d) Mortgagee shall never be under any obligation to enforce the collection of the funds assigned to it hereunder, nor shall it ever be liable for failure to exercise diligence in the collection of such funds, but it shall only be accountable for the sums that it shall actually receive, (e) Mortgagor covenants to cause all pipeline companies or other purchasers of the oil, gas, minerals and other substances listed above produced from and attributable to said property, to pay promptly to Mortgagee, at the office of Mortgagee at the address of Mortgagee stated above, the interests of Mortgagor in and to the proceeds of the sale thereof, and (f) upon the full and final payment of the Secured Indebtedness, Mortgagee, at the request of Mortgagor, and at Mortgagor's sole cost and expense, shall execute and deliver to Mortgagor a reassignment hereof, without recourse, representations or warranties. Notwithstanding the foregoing provisions of this Section 8.1, so long as no Event of Default has occurred and shall be continuing, Mortgagor may continue to receive from the purchasers of production, all such Hydrocarbons and proceeds of the sale thereof, subject, however, to the Liens created under this Mortgage. If an Event of Default has occurred and is continuing, Mortgagee may exercise all rights and remedies granted hereunder, including, without limitation, the right to obtain possession of all Hydrocarbons and proceeds of the sale thereof then held by Mortgagor or to receive directly from the purchasers all other Hydrocarbons and proceeds of the sale thereof.

      SECTION 8.2 POWER OF ATTORNEY. In consideration of the Loans evidenced by the Notes, Mortgagor hereby designates and appoints Mortgagee as Mortgagor's true and lawful agent and attorney-in-fact (with full power of substitution, either generally or for such limited periods or purposes as Mortgagee may, from time to time, prescribe), with full power and authority, for and on behalf and in the name of Mortgagor, upon the occurrence of an Event of Default that is continuing, to execute, acknowledge and deliver all such division orders, transfer orders, certificates and any and all other documents of every nature as may, from time to time, be necessary or proper to effectuate the intent and purpose of the assignment contained in Section 8.1 hereof. Mortgagor shall be bound thereby as fully and effectively as if Mortgagor had personally executed, acknowledged and delivered any such division order, transfer order, certificate or other documents. The powers and authorities herein conferred on Mortgagee may be exercised by Mortgagee through any person who, at the time of the execution of a particular instrument, is the president, a senior vice-president or a vice-president of Mortgagee. The power of attorney conferred by this Section 8.2 is granted for a valuable consideration and hence is coupled with an interest and is irrevocable so long as the Secured Indebtedness, or any part thereof, shall remain unpaid. All persons dealing with Mortgagee, any officer thereof above designated or any substitute thereof, shall be fully protected in treating the powers and authorizations conferred by this Section 8.2 as continuing in full force and effect until advised by Mortgagee that all of the Secured Indebtedness is fully and finally paid.

                           [Signature Page to Follow]

         IN WITNESS WHEREOF, Mortgagor and Mortgagee, acting by and through their respective duly authorized officers, have each executed this Mortgage on the date of their respective acknowledgments, to be effective as of the Effective Date.

                                           QUEST CHEROKEE, LLC, a Delaware
                                           limited liability company

                                           By: /s/ JERRY D. CASH
                                              ----------------------------------
                                           Jerry D. Cash, Manager

The address of Mortgagor is:

Quest Cherokee, LLC
5901 N. Western, Suite 200
Oklahoma City, Oklahoma 73118
Attn: Jerry D. Cash

                                           This Mortgage was prepared by, and
                                           recorded counterparts should be
                                           returned to:

                                           Mark C. Anderson
                                           Vinson & Elkins L.L.P.
                                           2001 Ross Avenue, Suite 3700
                                           Dallas, Texas  75201

                                 Signature Page
                          Amended and Restated Mortgage

                                   SCHEDULE 1

                               Mortgage Documents

Mortgage, Deed of Trust, Security Agreement, Financing Statement and Assignment of Production by Quest Cherokee, LLC in favor of Bank One, NA, as Collateral Agent, or alternatively, J. Scott Fowler, Trustee, for the benefit of Bank One, NA, as Collateral Agent, counterparts of which were filed as follows:

KANSAS

CHATAUQUA COUNTY, KANSAS

1. Counterpart filed with the County Clerk of Chatauqua County, Kansas on January 7, 2004, in Volume 117, Page 336.

ELK COUNTY, KANSAS

2. Counterpart filed with the County Clerk of Elk County, Kansas on December 30, 2003, in Volume 112, Page 513.

LABETTE COUNTY, KANSAS

3. Counterpart filed with the County Clerk of Labette County, Kansas on December 31, 2003, in Volume 33, Page 70.

MONTGOMERY COUNTY, KANSAS

4. Counterpart filed with the County Clerk of Montgomery County, Kansas on December 30, 2003, in Volume 536, Page 519.

NEOSHO COUNTY, KANSAS

5. Counterpart filed with the County Clerk of Neosho County, Kansas on December 30, 2003, in Volume 326, Page 245.

WILSON COUNTY, KANSAS

6. Counterpart filed with the County Clerk of Wilson County, Kansas on December 30, 2003, in Volume 267, Page 88.

WOODSON COUNTY, KANSAS

7. Counterpart filed with the County Clerk of Woodson County, Kansas on December 30, 2003, in Volume 95, Page 72.

OKLAHOMA

CRAIG COUNTY, OKLAHOMA

                                  Schedule 1-1

8. Counterpart filed with the County Clerk of Craig County, Oklahoma on December 29, 2003, in Volume 521, Page 158.

NOWATA COUNTY, OKLAHOMA

9. Counterpart filed with the County Clerk of Nowata County, Oklahoma on January 2, 2004, in Volume 709, Page 1.

                                  Schedule 1-2

                                    EXHIBIT A

                                (TO BE ATTACHED)

                                       A-1